UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 11, 2014

Tableau Software, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-35925	47-0945740
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

837 North 34th Street, Suite 200
Seattle, Washington 98103
(Address of principal executive offices, including zip code)

(206) 633-3400
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

On December 11, 2014, Tableau Software, Inc. (the "Company") entered into the Fourth Amendment to Office Lease Agreement (the "Lease Amendment") with Fremont Lake Union Center LLC, a Delaware limited liability company (the "Landlord"). The Lease Amendment amends the original Office Lease dated February 19, 2009, as amended, for the Company's headquarters located at 837 North 34th Street, Seattle, Washington 98103 (the "Lakeview Building") and provides for the leasing of additional space in a building located at 701 North 34th Street, Seattle, Washington 98103 (the "Plaza Building") currently occupied under sub-lease agreements. In addition to the office premises the Company currently occupies, the Lease Amendment also provides for the lease of an additional approximate 38,000 rentable square feet as expansion space.

Pursuant to the Lease Amendment, the term of the Company's lease with respect to the existing premises, within the Lakeview Building, will be extended by nine years and two months. Beginning on July 1, 2015, rent will be paid on a monthly basis and will increase incrementally from $155,193 per month to $202,492 per month through August 31, 2024.

Prior to the execution of the Lease Amendment, the Company occupied approximately 12,000 rentable square feet in the Plaza Building. This space is subject to two separate sub-lease agreements which expire on January 31, 2016 and July 31, 2017, respectively. At the expiration of each sub-lease, the currently occupied space will become subject to the terms of the Lease Amendment. Rent for this space will be paid on a monthly basis and will increase incrementally from $15,753 per month to $45,688 per month through August 31, 2024.

Beginning on the expansion space commencement date, and continuing through August 31, 2024, rent for the expansion space will be paid on a monthly basis and will increase incrementally from $108,805 per month to $141,967 per month.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tableau Software, Inc.

Date: December 15, 2014	/s/ Keenan Conder
Keenan Conder
Vice President, General Counsel